NEWS RELEASE

Contact:

Raymond Ruddy
Vice President and Controller
(978) 206-8220
raymondr@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES 2008 YEAR END RESULTS

DECLARES QUARTERLY DIVIDEND

Acton, Massachusetts, February 18, 2009 — Psychemedics Corporation (NASDAQ:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2008.  The Company also announced a quarterly dividend of $0.17 per share payable to shareholders of record as of March 6, 2009 to be paid on March 20, 2009.  This will be the Company’s 50th consecutive quarterly dividend.

The Company’s revenue for the year ended December 31, 2008 was $22,948,604, a decrease of 7% as compared to $24,568,824 for 2007.  Net income for the year ended December 31, 2008 was $2,968,789 or $0.57 per share, a decrease of 34% from 2007 during which the Company earned $4,483,687 or $0.85 per share.  Revenue for the fourth quarter was $4,824,016, a decrease of 18% as compared to $5,891,412 in the fourth quarter of 2007.  Net income was $172,728 or $0.03 per share, down 81% from $906,817 or $0.17 per share for the same period of 2007.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "Despite a challenging economic environment, the strength of our balance sheet and cash flow from operations provides Psychemedics with a solid foundation to withstand challenging economic downturns. In addition, our new business remains healthy.  In fact, we continue to see significant opportunities for increasing new business.  Our clients not only use the most rigorous and effective drug test available to screen out drug abusers, and save costs, but also to send a very important message to all their employees: that they take great pride in having a workforce with integrity and character.  They have established a drug free culture and, in doing so, also have invested in a culture of integrity.  We take great pride in working with our clients to meet these important goals.  And these goals are even more important today in this challenging environment.”

Kubacki concluded, “The Company’s balance sheet remains strong with approximately $6.6 million of cash and short-term investments, no long-term debt and over $9.5 million of working capital.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our 50th consecutive quarterly dividend."

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

Psychemedics Corporation
For the Period Ending December 31, 2008

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

REVENUE
TOTAL REVENUES	$4,824,016	$5,891,412	$22,948,604	$24,568,824
DIRECT COSTS	2,224,289	2,496,674	9,598,515	9,892,226
Gross Profit	2,599,727	3,394,738	13,350,089	14,676,598

EXPENSES
Marketing and Selling	933,699	822,833	3,648,584	3,099,919
General & Administrative	1,257,268	978,962	4,520,074	3,948,642
Research and Development	112,092	111,526	474,622	489,007
Total Operating Expenses	2,303,059	1,913,321	8,643,280	7,537,557

Operating Income	296,668	1,481,417	4,706,809	7,139,040

Interest Income	58,073	114,600	308,034	416,647

Income before taxes	354,741	1,596,017	5,014,843	7,555,687

Tax Provision	182,013	689,200	2,046,054	3,072,000

Net Income	$172,724	$906,817	$2,968,789	$4,483,687

Basic net income per share	$0.03	$0.17	$0.57	$0.86

Diluted income per share	$0.03	$0.17	$0.57	$0.85

Dividends declared per share	$0.67	$0.15	$1.18	$0.575

Weighted average Common Shares Outstanding, Basic	5,206,158	5,220,326	5,219,141	5,205,032
Weighted average common shares outstanding, Diluted	5,215,743	5,303,474	5,245,713	5,301,620

Psychemedics Corporation
Balance Sheet
For the Period Ending December 31, 2008

	For the period ended
	December 31,	December 31,
	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	6,630,119	6,096,734
Short-term investments		3,875,000
Accounts receivable, net of allowance for doubtful accounts of $246,462 in 2008 and $235,337 in 2007 bad debt	3,398,455	3,555,342

Prepaid expenses and other current assets	1,105,886	498,919
Deferred tax asset	449,398	429,472
Total current assets	11,583,858	14,455,467

PROPERTY AND EQUIPMENT
Equipment & Leasehold Improvements	10,877,479	10,792,657
Less accumulated depreciation	(10,047,755)	(9,977,315)

Net Fixed Assets	829,724	815,342

DEFERRED TAX ASSET	139,021	231,346
OTHER ASSETS	75,182	58,613
Total Assets	12,627,785	15,560,766

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	644,894	488,640
Accrued expenses	1,268,924	951,242
Accrued income taxes		16,925
Deferred revenue	154,080	242,955

Total Liabilities	2,067,898	1,682,837

SHAREHOLDERS' EQUITY:
Preferred stock, $.005 par value; authorized 872,521 shares; none outstanding
Common stock; $.005 par value; authorized 50,000,000 shares; 5,843,068 shares issued in 2008 and 5,811,982 shares issued in 2007	29,215	29,060
Paid-in capital	27,118,743	26,539,764
Accumulated deficit	(6,614,114)	(3,527,269)
Less - Treasury stock, at cost; 626,848 shares in 2008 and 586,197 shares in 2007	(9,973,957)	(9,163,624)
Total shareholders' equity	10,559,887	13,877,931

Total Liabilities & Shareholder Equity	12,627,785	15,560,768